EXHIBIT 23.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Geron Corporation for the registration of 298,844 shares of its common stock and to the incorporation by reference therein of our reports dated February 27, 2008 with respect to the consolidated financial statements of Geron Corporation, and the effectiveness of internal control over financial reporting of Geron Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

                                                        /s/ Ernst & Young LLP

Palo Alto, California
June 4, 2008